EXHIBIT (j)
Brady, Martz
[Logo]


We hereby consent to the use in the Statement of Additional Information
constituting part of this Post-Effective Amendment No.   11 to the
registration statement on Form N-1 A (the "Registration Statement") of our report dated February 3, 2000, relating to the financial statements and selected per share data and ratios of Montana Tax-Free Fund, Inc. which appears in such Statement of Additional Information and to the incorporation by reference of our report into the Prospectus which constitutes part of the Registration Statement. We also consent to the reference to us under the heading "Accountants and Reports to Shareholders" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in the Prospectus and on the back cover of the Prospectus.





/s/ Brady, Martz & Associates, P.C.
     BRADY, MARTZ & ASSOCIATES, P.C.


February 24, 2000